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                                                                     Exhibit 4.2

                         SHAREHOLDERS' RIGHTS AGREEMENT

      THIS SHAREHOLDERS' RIGHTS AGREEMENT (this "Agreement"), is dated as of March 15, 2000, by and between BLUE SKY COMMUNICATIONS, INC. , a corporation organized under the laws of the State of Georgia (the "Company"), TELECOM WIRELESS SOLUTIONS, INC., a Delaware corporation ("TWS") and STANFORD FINANCIAL GROUP COMPANY, a Florida corporation ("Stanford").

                                    RECITALS

      WHEREAS, TWS and Stanford are the two sole shareholders of Company, holding, respectively, 60% and 40% of the Company's outstanding and issued common stock, par value $ .001 per share, ("Common Shares"); and

      WHEREAS, TWS and Stanford are the two sole shareholders of Blue Sky Com International, Ltd.("BSI"), holding, respectively, 60% and 40% of BSI's outstanding and issued common stock, par value $ .01 per share, ("Common Shares"); and

      WHEREAS, pursuant to a Contribution Agreement of even date herewith between the Company, TWS and Stanford (the "Contribution Agreement"), TWS and Stanford have agreed to contribute to the Company all the shares they each, respectively, hold in BSI, subject to the terms and conditions contained therein, resulting in BSI becoming a wholly owned subsidiary of Company;

      WHEREAS, the parties hereto desire to set forth herein their mutual agreement regarding various matters relating to the Company.

                                   AGREEMENTS

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 DEFINITIONS

      Section 1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

      "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with such first-named Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

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      "Board" means the Board of Directors of the Company, as constituted from time to time.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of Atlanta, Georgia are authorized or obligated by law or executive order to close.

      "Charter" means the Company's Certificate of Incorporation and Bylaws, as amended, as the same may hereafter be amended in accordance with applicable law and the terms thereof and hereof.

      "Common Shares" means the common share, par value $0.01 per share, of the Company.

      "Commission" means the Securities and Exchange Commission.

      "Contribution Agreement" shall have the meaning set forth in the preambles.

      "Fully-Diluted Basis" gives effect, without duplication, as applicable, to
(x) all shares of Common Share outstanding at the time of determination plus (y) all shares of Common Share issuable upon conversion of any convertible securities or the exercise of any option, warrant or similar right (whether or not presently exercisable) to acquire shares of Common Share or pursuant to any plan by the Company to cause the issuance of any of the foregoing, as if such convertible securities had been so converted or such option, warrant or similar right had been so exercised or such plan had been implemented.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint share company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Representing Party" has the meaning set forth in Section 4.1 of this Agreement.

      "Securities Act" means the Securities Act of 1933, as amended, including the rules and regulations of the Commission promulgated thereunder.

      "Shares" means all shares of Common Share held by Stanford and any of its Affiliates, and any and all shares of Common Shares from time to time acquired by Stanford.

      "Subsidiary" means, with respect to the Company, (i) any corporation more than 50% of whose share of any class or classes having by the terms thereof ordinary voting power to elect a


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majority of the directors of such corporation (irrespective of whether or not at the time share of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company and/or one or more Subsidiaries of the Company and (ii) any partnership, association, joint venture or other entity (a) in which the Company and/or one or more Subsidiaries of the Company has more than a 50% equity interest at the time or (b) as to which the Company and/or one or more of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise.

      "Transfer" (including with correlative meaning the term "Transferred") means any transfer, sale, assignment, pledge, encumbrance or other disposition of Shares or any portion of the ownership interest therein, irrespective of whether any of the foregoing are effected voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death.

ARTICLE 2 TRANSFER OF SHARES

      Section 2.1 TRANSFER OF SHARES. No Transfer of Shares, or any interest therein, shall be made by Stanford unless (i) the Company, at its option, shall have received a written opinion of counsel reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed Transfer of Shares, or an interest therein, may be effected without registration under the Securities Act or under applicable state securities laws and (ii) the Company shall have received such representation letters as it may reasonably require, in form and substance reasonably satisfactory to the Company, to ensure compliance with the provisions of the Securities Act and applicable state securities laws. Notwithstanding the foregoing provisions of this Section 2.1, the restrictions imposed by this Section 2.1 upon the transferability of any Shares shall terminate when such Shares have been registered under the Securities Act and sold by the holder thereof in accordance with such registration or Transferred pursuant to Rule 144 under the Securities Act.

      Section 2.2 RESTRICTIVE LEGEND. Unless and until otherwise permitted by
Section 2.1, each certificate for Shares issued to Stanford, or to any subsequent Permitted Transferee of such certificate, shall be stamped or otherwise imprinted with the following restrictive legend:

            "The securities represented by this Certificate have been acquired for investment and have not been registered pursuant to the Securities Act of 1933, as amended (the "Act"), or any applicable state statutes, and are subject to the provisions (including the restrictions on transfer) set forth in that certain Shareholders' Rights Agreement dated as of March 15, 2000, between Blue Sky Communications, Inc. ("Company"), Telecom Wireless Solutions, Inc., and Stanford Financial Group Company (the "Shareholders' Agreement"), a copy of which is on file with the Secretary of the Company. Such securities may not be sold, transferred, pledged, hypothecated, or otherwise disposed of except in


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            compliance with the Shareholders' Agreement and unless (i) a registration statement under the Act or applicable state securities laws shall have become effective with regard thereto, or (ii) an exemption from registration exists under the Act (or the regulations promulgated thereunder) and applicable state securities laws and such exemption is applicable thereto."

In connection with the termination of restrictions on transferability of Shares provided for hereunder, the holder of a certificate representing such Shares as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for Shares not bearing the restrictive legend set forth in this Section 2.2.

      Section 2.3 TRANSFER OF RIGHTS. The rights granted to Stanford under this Agreement shall inure to the benefit of any transferee of Shares transferred by Stanford; provided, however, that (i) the transfer does not contravene the provisions of this Agreement, and (ii) such rights shall not be subject to Transfer in a sale of the Shares in a registered public offering or pursuant to a public sale transaction which qualifies for an exemption from the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act.

ARTICLE 3 BOARD OF DIRECTORS; MANAGEMENT

      Section 3.1 NUMBER AND COMPOSITION OF BOARD OF DIRECTORS. The number of members of the Company's Board of Directors shall be no fewer than 3 and is expected to be 7. For so long as Stanford holds Shares representing, in the aggregate, at least ten percent (10%) of the Company's then outstanding Common Shares, Stanford shall have the right to nominate any one (1) individual, in its sole discretion, to be a member of the Board. For so long as TWS holds shares representing, in the aggregate, at least fifty five percent (55%) of the Company's then outstanding Common Share, TWS shall have the right to nominate, in its sole discretion, that number of individuals to be members of the Board who shall constitute 2/3 of the Board's membership.

      Section 3.2 REMOVAL. The directors designated as aforesaid by Stanford and TWS, respectively, and duly elected to the Board shall be subject to removal only at the request of Stanford or TWS, respectively.

      Section 3.3 ELECTION OF STANFORD DIRECTOR. Stanford and TWS agree to vote all of their Common Shares for election (or removal) of the nominee(s) designated by Stanford and TWS, respectively, as provided in Sections 3.1 and
3.2 hereof and, in the event of a vacancy in the Board created by the death, resignation or removal of any such director, to vote their Common Shares for the election of a nominee to be designated by Stanford or TWS, as the case may be (unless such vacancy has resulted from the termination of the power of Stanford or TWS, as the case may be, to nominate such director). Such replacement director shall hold office for the


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remainder of the term of the director for whom he or she is designated to replace. The Company shall take such action as shall be reasonably required in order to facilitate the nomination, removal and election of such director(s) as aforesaid. Without limiting the foregoing, in the event that TWS and Stanford no longer hold shares representing a majority of the voting interests of the Company, at the request of Stanford or TWS, as the case may be, the Company shall use its best efforts to cause additional shareholders to agree to vote their shares in the same manner as Stanford and TWS have agreed in this Section 3.3.

      Section 3.4 ACTIONS REQUIRING APPROVAL OF STANFORD. For so long as Stanford holds Shares representing, in the aggregate, at least ten percent (10%) of the Company's then outstanding Common ShareS, the following actions by, or with respect to, the Company shall require the consent of Stanford or the representative of Stanford on the Board:

      (a) the amending, altering or repealing of the Charter of the Company or any of its Subsidiaries in any manner that is materially adverse to Stanford's rights under this Agreement;

      (b) any merger or consolidation of the Company or any of its Subsidiaries with or into another entity or Person, or entering into any binding share exchange or similar transaction with any entity or Person;

      (c) any sale, transfer or disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions, or the liquidation, dissolution or winding up of the Company;

      (d) the sale, transfer, disposition, lease, pledge or encumbrance in any transaction or related series of transactions not in the ordinary course of business, of any assets of the Company, or the capital share or securities of any of its Subsidiaries (collectively, an "Unusual Disposition") in an amount exceeding five per cent of the Company's aggregate revenues during the prior twelve months; except that in the first year of the term of this Agreement, Stanford consent shall be required for any Unusual Disposition in an amount greater than $250,000. The initial capitalization to fund operations of a Subsidiary is considered a transaction in the ordinary course of business;

      (e) the purchase or acquisition by the Company of any assets in one transaction or related series of transactions not in the ordinary course of business (collectively, an "Unusual Acquisition") in an amount exceeding five percent (5%) of the Company's aggregate revenues during the prior twelve months; except that in the first year of the term of this Agreement, Stanford consent shall be required for any Unusual Acquisition in an amount greater than $250,000. The initial capitalization to fund operations of a Subsidiary is considered a transaction in the ordinary course of business;


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      (f) the incurrence by the Company of any indebtedness which results in a debt to equity ratio exceeding eighty percent (80%) to twenty percent (20%);

      (g) any material change in the businesses of the Company or any of its Subsidiaries;

      (h) the declaration or payment of cash dividends or extraordinary distributions to holders of the Company's Common Shares, or the repurchase or redemption of any shares of the Company's Common Shares (except pursuant to any agreements to repurchase Common Share from employees);

      (i) the Company's participation or investment in any joint venture, in any single transaction or series of transactions, with any Person or Persons in an amount exceeding five per cent of the Company's aggregate revenues during the prior twelve months; and

The Company shall not permit any Subsidiary to take any action which, if taken by the Company, would require the consent of Stanford in accordance with the preceding sentence.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STANFORD

      Each of the Company and Stanford (each, a "Representing Party") hereby represents and warrants to the other Representing Party as follows:

      Section 4.1 ORGANIZATION, QUALIFICATION AND POWER. Each Representing Party is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite corporate power and authority to own and hold its properties, and to carry on its business as conducted or proposed to be conducted. Each Representing Party has requisite corporate power and authority to execute, deliver and perform this Agreement.

      Section 4.2 AUTHORIZATION OF AGREEMENT; NO CONFLICT. The execution, delivery and performance by each Representing Party of this Agreement have been duly authorized by all requisite corporate action of the Representing Party, if any, and will not violate any provision of law, any order of any court or other agency of government, any of such Representing Party's organizational documents, or any provision of any indenture, agreement or instrument to which such Representing Party or any of such Representing Party's properties or assets is bound, or conflict, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

      Section 4.3 VALIDITY. This Agreement has been duly executed and delivered by each Representing Party and constitutes a legal, valid and binding obligation of such Representing Party, enforceable against such Representing Party in accordance with its terms, subject to the


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effect of bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and except as to the extent the availability of equitable remedies may be limited to general principles of equity.

ARTICLE 5 COVENANTS AND AGREEMENTS

      Section 5.1 FINANCIAL STATEMENTS, REPORTS, ETC. The Company covenants and agrees with Stanford that for so long as Stanford continues to hold Shares, the Company shall furnish to Stanford:

            (a) within sixty (60) days of execution of this Agreement, an annual budget showing projected monthly income and expenses for the years 2000 and 2001; thereafter such budget shall be provided for the upcoming year within thirty (30) days after the end of the prior fiscal year of the Company;

            (b) within one hundred twenty (120) days after the end of each fiscal year of the Company, audited consolidated financial statements, including an audited balance sheet showing the financial condition of the Company and its consolidated subsidiaries as of the close of such fiscal year, together with statements of income and cash flow, setting forth in comparative form with respect to such financial statements figures for the previous fiscal year and to the current year's annual budget, all in reasonable detail;

            (c) as soon as reasonably possible, and in any event within thirty
(30) days after the end of each fiscal quarter beginning with the fiscal quarter ending June 30, 2000 and ending when Stanford no longer holds any Shares, an unaudited balance sheet, together with a statement of income and cash flows of the Company and its consolidated subsidiaries for and as at the end of such month, setting forth in comparative form with respect to the corresponding period of the previous fiscal year and to the current month's budget;

            (d) as soon as reasonably possible, and in any event within thirty
(30) days after the end of each fiscal quarter beginning with the fiscal quarter ending June 30, 2000 and ending when Stanford no longer holds any Shares, accounts receivable and accounts payable aging reports; and

            (e) such other information regarding the business, affairs and condition of the Company or any of its Subsidiaries as Stanford may from time to time reasonably request and that is reasonably available to the Company.

      Section 5.2 ACCESS TO COMPANY RECORDS. So long as Stanford continues to hold Shares, Stanford shall be entitled to review the financial and corporate books and records of the Company and to meet with the executive officers and independent accountants of the Company for purposes reasonably related to Stanford's ownership of Shares, which review and/or meetings


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shall take place at reasonable times during the normal business hours of the
Company and in such a manner as to not unduly interfere with the conduct of the Company's business.

      Section 5.3 REGISTRATION RIGHTS. If the Company grants registration rights to any other Person which holds shares of Common Shares of the Company (the "Investor"), then the Company shall grant Stanford registration rights on the same terms and conditions as it has granted registration rights to the Investor to the extent that such grant to Stanford does not adversely affect the price or salability of the offering being, or to be, registered by the Company (the "Public Offering"). If it is determined that such offering cannot, after providing for the amount of shares which the Company desires to register in the Public Offering, include all shares of Common Shares held by those with registration rights ("Rights Holders"), then the Company shall make commercially reasonable efforts to have the number of shares, if any, of the Rights Holders which may be included in the Public Offering allocated to each of them in proportion to the percentage of shares held by each to the aggregate number of shares which are entitled to registration rights.

      Section 5.4 PREEMPTIVE RIGHTS.

      (a) For the period commencing on the date hereof and terminating 3 years thereafter, the Company hereby grants to each of Stanford and TWS, respectively, a preemptive right to purchase its PRO RATA share of all or any part of any New Securities (as defined below) which the Company may, from time to time, propose to sell and issue. For purposes of this preemptive right, Stanford's and TWS' PRO RATA share of New Securities of the Company, is the ratio that the number of shares of Common Shares of the Company on a Fully-Diluted Basis then held by Stanford or TWS, as the case may be respectively, bears to the total number of shares of Common Shares of the Company on a Fully-Diluted Basis then outstanding; provided that in the case of Stanford's preemptive right, any rights or agreements, including without limitation convertible securities, options and warrants held by or for the benefit of the present or former employees, directors or officers of, and consultants to, the Company shall not be included as shares of the Common Shares of the Company for purposes of determining Stanford's PRO RATA share.

      (b) For the purposes of this Section 5.4, "New Securities" shall mean any shares of the Company, including Common Shares, whether now authorized or not, and rights, options or warrants to purchase said shares but does not include (i) securities offered to the public generally pursuant to a registration statement filed with the Commission and declared effective under the Securities Act in connection with a public offering, (ii) securities issued in the acquisition of another corporation or entity by the Company or by any Affiliate Company by merger, purchase of substantially all of the assets or other reorganization or transaction governed by Rule 145 under the Exchange Act, (iii) shares issued pursuant to any rights or agreements, including without limitation convertible securities, options and warrants, except, for purposes of Stanford's preemptive right only, with respect to any such instruments held by or for the benefit of the


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present or former employees, and directors of, and consultants to the Company or any Affiliate Company, provided that the preemptive rights established by this
Section 5.4 shall apply with respect to the initial or subsequent sale or grant by the Company or any Affiliate Company of such rights or agreements or (iv) shares issued in connection with any PRO RATA share split, share dividend or recapitalization by the Company or any Affiliate Company that otherwise is consistent with this Agreement.

      (c) In the event the Company proposes to undertake an issuance of New Securities, the Company shall give Stanford and TWS written notice of such intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. Stanford and TWS each, respectively, shall have (i) seven (7) days from the date of receipt of any such notice to agree to purchase up to fifteen percent (15%) of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased; and (ii) thirty (30) days from the date of receipt of any such notice to agree to purchase up to the remainder of its PRO RATA share (E.G., up to its PRO RATA share minus the number of shares which comprise the fifteen percent (15%) provided in (i) above) of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

      (d) If Stanford or TWS fails to exercise either or both of its preemptive rights within their respective periods in (c) above, the Company shall have ninety (90) days after the expiration of the thirty (30) day period in (c)(ii) above to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased by Stanford or TWS at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 90-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any of such new Securities, without first offering such securities in the manner provided above.

      (e) The preemptive right granted under this Section 5.4 shall expire with respect to the Company upon the closing of an offering by the Company to the general public which is effected pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act (or similar entity under the laws of a jurisdiction other than the United States of America), and such preemptive right and related right of notice shall not apply to the offer or sale of shares pursuant to such public offering.

      Section 5.5 CHARTER REVISION.Promptly after execution of this Agreement by the parties, Company shall take such steps as are necessary and appropriate for it to conform its


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Charter to the provisions hereof. TWS and Stanford agree to cooperate with such steps, and vote for such actions required to implement such steps.

ARTICLE 6 MISCELLANEOUS

      Section 6.1 SURVIVAL. The representations, warranties, obligations, undertakings and agreements contained in this Agreement shall survive the execution and delivery of this Agreement, and any disposition of Common Shares.

      Section 6.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof. Any provision of this Agreement may be amended, waived or modified if, but only if, such amendment, waiver or modification is in writing and is signed by the parties sought to be bound by such amendment, waiver or modification.

      Section 6.3 BINDING EFFECT; BENEFITS. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as expressly provided herein, nothing in this Agreement is intended to confer on any Persons, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      Section 6.4 RECAPITALIZATION, EXCHANGES, ETC. AFFECTING THE COMMON SHARES. All the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares and any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares or by reason of any share dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

      Section 6.5 NOTICES, ETC. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received when delivered in person or by national overnight courier service or by certified or registered mail, return receipt requested, or by telecopier, addressed as follows:

      (a)   if to the Company:

            Blue Sky Communications, Inc.
            100 Northpoint Center East, Ste. 300
            Alpharetta, Georgia 30022
            Attention: Mr. David D. Lasier, Chairman & CEO
            Facsimile No.: (678) 366-9662


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            with a copy to:

            Attention: Richard A. Cohen, Esq., General Counsel
            Facsimile No.: (770) 752-7136

      (b)   if to Stanford:

            Stanford Financial Group Company
            5100 Westheimer
            Houston, Texas 77056
            Attention: Mr. James M. Davis, Chief Financial Officer Facsimile No.: (713) 964-5142
            with copies to:

            Attention: Yolanda M. Suarez, Esq., General Counsel
            Facsimile No.: (713) 964-5142

                          and

            Greenberg Traurig
            1300 Connecticut Avenue, N.W.
            Suite 1000
            Washington, DC 20036
            Attention: Richard Rubin, Esq.
            Facsimile No.: (202) 261-0161

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

      Section 6.6 SEVERABILITY. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

      Section 6.7 HEADINGS. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

      Section 6.8 APPLICABLE LAW. THE LAWS OF THE STATE OF FLORIDA SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE


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TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER
PRINCIPLES OF CONFLICTS OF LAW.

      Section 6.9 FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      Section 6.10 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction of such action.

      Section 6.11 RIGHTS CUMULATIVE; WAIVER. The rights and remedies of the parties under this Agreement shall be cumulative and not exclusive of any rights or remedies which any party hereto would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any such party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party hereto to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

      Section 6.12 TERMINATION. This Agreement shall remain in effect until terminated at the mutual written agreement of all the parties hereto.

      Section 6.13 CAPITAL ADJUSTMENTS.

      (a) Pursuant to a First Amendment dated as of January 14, 2000 ("First Amendment") to the Shareholder Rights Agreement dated as of October 12, 1999 by and between BSI, TWS and Stanford ("BSI Shareholder Rights Agreement"), those parties agreed, in material part, that a number of shares of BSI common stock would be issued to TWS so that, subsequent to such issuance, TWS held 60% of the outstanding and issued BSI common stock and Stanford 40%. Additionally, consistent with the First Amendment, it is contemplated that TWS and Stanford will enter into a transaction which will result in TWS holding 60%, and Stanford 40%, of the


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outstanding and issued common stock of the Company, and BSI will become a wholly owned subsidiary of Company. It is acknowledged that the 17,999-to-1 dividend to TWS of the Company's common stock, Stanford subscription for 1,200,000 shares of common stock to be issued by Company, and the Contribution Agreement, all of even date herewith, collectively constitute the contemplated transaction. Further, consistent with the First Amendment, it is also agreed that, under certain circumstances, TWS will be required to return to Company the number of shares of Company common stock so that, after such return, TWS would hold 55% of the Company's outstanding and issued common stock, and Stanford 45% of such stock.

      (b) If, prior to July 15, 2000 (the " End Date"), persons or entities other than Stanford and TWS ("New Investors") have purchased Company common stock (or stock issued by any Company subsidiary) in an aggregate amount for consideration not less than US $ 5,000,000, then TWS shall not have any obligation to return any Company common stock held by it to Company. Persons or entities that (i) exercise currently-held options or other convertible instruments into Company common stock (or stock issued by any Company subsidiary) or (ii) come into possession of such options or other convertible instruments in the ordinary course of their employ or positions with TWS, the Company or any affiliate thereof, shall not be considered New Investors for purposes of this section with respect to their exercise of such options or other convertible instruments.

      (c) If, on End Date, New Investors have not consummated purchase of Company common stock for aggregate consideration of at least US $ 5,000,000, then TWS shall promptly return that number of shares of Company common stock to Company for cancellation so that, immediately subsequent to such return, TWS shall hold 55% of Company issued and outstanding common stock, and Stanford 45% of Company issued and outstanding common stock; and TWS shall have no further right, title and interest in and to the returned shares. The number of Company shares required to be returned by TWS is 335,000. If, prior to End Date Company engages in any transaction resulting in increase, decrease or subdivision of its capital, the number of shares to be returned by TWS shall be proportionately adjusted so that, immediately subsequent to such return, TWS shall hold 55% of Company issued and outstanding common stock, and Stanford 45%. If, at the time of any return of shares by TWS under this subsection, there are third party shareholders in Company other than Stanford and TWS, calculation of the number of shares required to be returned shall also take into account any dilution of TWS' and Stanford's respective interests resulting from presence of such third party shareholders.

      Section 6.14 BLUE SKY COM INTERNATIONAL, LTD. SHAREHOLDER RIGHTS AGREEMENT. TWS and Stanford agree that the BSI Shareholder Rights Agreement is terminated; and that they shall cause Blue Sky Com International, Ltd. to agree to such termination.


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

      Section 6.15 MISCELLANEOUS; CONSTRUCTION. The use of the singular or plural or masculine, feminine or neuter gender shall not be given an exclusionary meaning and, where applicable, shall be intended to include the appropriate number or gender, as the case may be.

      Section 6.16 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned have executed this Shareholders' Rights Agreement as of the date set forth above.

                                        BLUE SKY COMMUNICATIONS, INC.

                                        By:_____________________________________
                                           Name:
                                           Title:


                                        STANFORD FINANCIAL GROUP COMPANY

                                        By:_____________________________________
                                           Name:
                                           Title:


                                        TELECOM WIRELESS SOLUTIONS, INC.

                                        By:_____________________________________
                                           Name:
                                           Title:


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